                                                             Exhibit No. EX-99.4

(4)  These  shares are held  directly  by the Dylan  James  Panichello  Trust of
     10/15/01,  of which the  Co-Trustees  are John T. Kim and Susan Y. Kim, and
     are held  indirectly  by Susan Y. Kim as Co-Trustee  and  immediate  family member of, and sharing the same household with, Dylan James Panichello, the beneficiary of this trust.